Exhibit 99.1

Contact:
J. Mario Molina, M.D.
President and Chief Executive Officer
562-435-3666

MOLINA HEALTHCARE REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Long Beach, California (February 23, 2005) -- Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the fourth quarter and year ended December 31, 2004.

Net income for the fourth quarter ended December 31, 2004, was $16.3 million, or $0.58 per diluted share, compared with net income for the quarter ended December 31, 2003, of $11.9 million, or $0.46 per diluted share. Operating activities provided $42.2 million in cash for the quarter ended December 31, 2004.

Net income for the year ended December 31, 2004, was $55.8 million, or $2.04 per diluted share, compared with net income for the year ended December 31, 2003, of $42.5 million, or $1.88 per diluted share. Net income per diluted share for the year ended December 31, 2004, was calculated based upon 27.3 million diluted shares outstanding, as compared with the prior year’s 22.6 million diluted shares outstanding. Operating activities provided $91.0 million in cash for the year ended December 31, 2004.

Commenting on the Company’s progress in 2004, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “By every measure 2004 was a year of accomplishment. We set out to grow the business - and saw premiums grow by nearly 48%. We focused on bottom line earnings improvement - and saw net income grow by 31%. We focused on diversifying our revenue - and saw Washington and Michigan surpass California in revenue during the fourth quarter. We challenged ourselves to achieve accretive and manageable growth through acquisition - and closed three significant transactions. Most importantly, we accomplished these financial goals while providing quality care to our members. At December 31, 2004, four of our five operating HMOs, representing over 93% of our total members, were accredited by the National Committee for Quality Assurance (NCQA). Our ability to meet the NCQA’s standards of care is a tribute to our providers and employees, who work tirelessly on behalf of our members.”

Premium revenue for the fourth quarter of 2004 was $372.8 million, representing an increase of $164.8 million, or 79.2%, over 2003 premium revenue of $208.0 million. Membership growth and higher premium rates contributed $105.6 million and $59.2 million in increased premium revenue, respectively, during the fourth quarter of 2004. Enrollment for the fourth quarter of 2004 was significantly higher when compared with the fourth quarter of 2003 in Michigan and Washington, principally due to acquisitions in those states. The Company’s New Mexico acquisition, which closed on July 1, 2004, also contributed to the increased enrollment when compared with the fourth quarter of 2003.

Medical care costs as a percentage of premium and other operating revenue (the medical care ratio) increased to 84.2% in the fourth quarter of 2004 from 83.0% in the fourth quarter of 2003. Medical care costs increased in absolute terms to $314.9 million in the fourth quarter of 2004 from $172.9 million in the fourth quarter of 2003. Among the factors contributing to the increase in the medical care ratio were:

•	Increased enrollment of aged, blind and disabled members in Michigan.

•	The acquired New Mexico HMO, which, in addition to generating revenue that is twice that of Molina’s other HMOs on a per member per month basis, has traditionally experienced a higher medical care ratio than Molina’s other HMOs.

Salary, general and administrative expenses were $31.2 million for the fourth quarter of 2004, representing 8.3% of total revenue, as compared with $14.8 million, or 7.1% of total revenue, for the fourth quarter of 2003. Excluding premium taxes, SG&A expenses decreased to 5.6% of total revenue in the fourth quarter of 2004, as compared with 5.8% in the fourth quarter of 2003.

Financial Results - Comparison of Years Ended December 31, 2004 and 2003

Premium revenue for the year ended December 31, 2004, was $1.167 billion, representing an increase of $377.3 million, or 47.8%, over premium revenue for the year ended December 31, 2003, of $789.5 million. Membership growth and higher premium rates contributed $253.1 million and $124.2 million in increased premium revenue, respectively, during the year ended December 31, 2004.

The medical care ratio increased to 84.1% in the year ended December 31, 2004, from 83.1% in the same period of 2003. Medical care costs increased in absolute terms to $984.7 million in the year ended December 31, 2004, from $657.9 million in the same period of 2003. The increase in the medical care ratio was primarily a result of the factors discussed above.

Salary, general and administrative expenses were $94.2 million for the year ended December 31, 2004, representing 8.0% of total revenue, as compared with $61.5 million, or 7.8% of total revenue, for the year ended December 31, 2003. Excluding premium taxes, SG&A expenses decreased to 5.9% of total revenue for the year ended December 31, 2004, as compared with 6.6% in the same period of 2003.

Acquisition Update

The Company continues the process of obtaining regulatory approvals for two previously announced acquisitions in San Diego, California.

Cash Flow

Operating activities provided $42.2 million in cash for the quarter ended December 31, 2004. Sequentially, the Company’s consolidated days in claims payable increased to 54 days at December 31, 2004, from 50 days at September 30, 2004. Increases in claims payable (particularly in Michigan, where approximately 73,000 members were added on October 1, 2004) contributed $20.9 million to operating cash flow for the quarter.

Net cash provided by operating activities for the year ended December 31, 2004, was $91.0 million, compared with $45.6 million for the year ended December 31, 2003.

At December 31, 2004, the Company had consolidated cash and investments of approximately $316.6 million.

Membership

The following table details the Company’s membership by state at December 31, 2004 and 2003:

	2004	2003	% Increase (Decrease)
Michigan	158,000	82,000	92.7%
Washington	263,000	183,000	43.7%
California	253,000	254,000	(0.4)%
Utah	49,000	45,000	8.9%
New Mexico	65,000	NA	NA

Total	788,000	564,000	39.7%

The following table details member months (defined as the aggregation of each month’s membership for the period) by state for the quarters and years ended December 31, 2004 and 2003:

	Quarter Ended December 31,		% Increase	Year Ended December 31,		% Increase
	2004	2003	Decrease)	2004	2003	(Decrease)
Michigan	479,000	242,000	97.9%	1,272,000	585,000	117.0%
Washington	788,000	546,000	44.3%	2,851,000	2,142,000	33.1%
California	747,000	764,000	(2.2)%	2,989,000	3,063,000	(2.4)%
Utah	148,000	137,000	8.0%	576,000	537,000	7.3%
New Mexico	195,000	NA	NA	391,000	NA	NA

Total	2,357,000	1,689,000	39.6%	8,079,000	6,327,000	27.7%

Guidance

The Company also confirmed guidance previously given for calendar year 2005, as follows:

Earnings per diluted share	$2.40-$2.45
Net income (in millions)	$67.0-$69.0
Premium revenue (in billions)	$1.57-$1.59
Medical care costs as a percentage of premium
and other operating revenue	84.2%-84.4%
Administrative expenses (including premium taxes)
as a percentage of total revenue	8.2%-8.4%

Guidance for 2005 assumes an effective tax rate of 37.5%. The 2005 guidance does not reflect the potential impact of changes in the Company’s methodology for recording stock-based employee compensation expense that will be required by Financial Accounting Standards Board Statement No. 123R, “Share Based Payments,” beginning July 1, 2005. Management expects weighted average dilutive shares outstanding of 28.2 million for the year ending December 31, 2005. Guidance does not include any anticipated results of operations for acquisitions that had not closed at December 31, 2004, nor does it include an estimate of the results of operations for the Indiana and Ohio HMOs.

The Company also notes that it expects results for 2005 to follow the pattern previously experienced by the Company, with medical costs in the first half of the year that are higher than those in the second half of the year. The higher medical costs in the first half of the year will result in earnings that are less than those expected in the second half of the year.

Conference Call

The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, February 23, 2005. The number to call for this interactive conference call is 212-748-2802. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.fulldisclosure.com.

Molina Healthcare, Inc. is a growing, multi-state managed care organization that arranges for the delivery of health care services to persons eligible for Medicaid and for other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Washington, Michigan, Utah, New Mexico, and Indiana.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “expects,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” “assumes,” and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Such risk factors include, without limitation: the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, potential reductions in funding for Medicaid and other government-sponsored health care programs, the successful renewal of the Company’s government contracts, the Company’s ability to accurately estimate incurred but not reported medical costs, the implementation of announced rate increases, the Company’s ability to obtain regulatory approvals for its pending acquisitions or to successfully integrate its completed acquisitions, the Company’s third-party contracts, competition, changes in health care practices or technologies, changes in federal or state laws or regulations or the interpretation thereof, risks associated with the Company’s start-up operations in new states, inflation, disasters or major epidemics, and other risks and uncertainties as detailed in the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company’s judgment as of the date of February 23, 2005. The Company disclaims any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

MOLINA HEALTHCARE, INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except for per share data and operating statistics)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Premium revenue	$372,766	$207,987	$1,166,870	$789,536
Other operating revenue	1,236	315	4,168	2,247

Total premium and
other operating revenue	374,002	208,302	1,171,038	791,783
Investment income	1,375	626	4,230	1,761

Total operating revenue	375,377	208,928	1,175,268	793,544

Expenses:
Medical care costs:
Medical services	62,505	50,786	222,168	212,111
Hospital and
specialty services	213,985	99,711	643,074	374,076
Pharmacy	38,413	22,363	119,444	71,734

Total medical care costs	314,903	172,860	984,686	657,921
Salary, general and
administrative expenses	31,208	14,813	94,150	61,543
Depreciation and
amortization	2,978	2,044	8,869	6,333

Total expenses	349,089	189,717	1,087,705	725,797

Operating income	26,288	19,211	87,563	67,747

Other income (expense):
Interest expense	(256)	(302)	(1,049)	(1,452)
Other, net (1)	27	12	1,171	118

Total other
income (expense)	(229)	(290)	122	(1,334)

Income before
income taxes	26,059	18,921	87,685	66,413
Provision for
income taxes	9,773	7,055	31,912	23,896

Net income	$16,286	$11,866	$55,773	$42,517

Net income per share:
Basic	$0.59	$0.47	$2.07	$1.91

Diluted	$0.58	$0.46	$2.04	$1.88

Weighted average number
of common shares and
potentially dilutive
common shares
outstanding	27,897,000	25,719,000	27,342,000	22,629,000

Operating Statistics:
Medical care ratio (2)	84.2%	83.0%	84.1%	83.1%
Salary, general and
administrative expense
ratio (3), excluding
premium taxes	5.6%	5.8%	5.9%	6.6%
Premium taxes included
in salary, general and
administrative expenses	2.7%	1.3%	2.1%	1.2%

Total salary, general
and administrative
expense ratio	8.3%	7.1%	8.0%	7.8%

Members (4)	788,000	564,000
Days in claims payable	54	59

(1)	For the year ended December 31, 2004, includes $1.161 million in income arising from the termination in the first quarter of 2003 of a split dollar life insurance arrangement between the Company and a related party.

(2)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.

(3)	Salary, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.

(4)	Number of members at end of period.

MOLINA HEALTHCARE, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	Dec. 31, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$228,071	$141,850
Investments	88,530	98,822
Receivables	65,430	53,689
Deferred income taxes	3,981	2,442
Prepaid and other current assets	8,306	5,254

Total current assets	394,318	302,057
Property and equipment, net	25,826	18,380
Intangible assets, net	36,749	8,443
Goodwill	61,978	3,841
Restricted investments	10,847	2,000
Deferred income taxes	—	1,996
Advances to related parties and other assets	4,141	7,868

Total assets	$533,859	$344,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$160,210	$105,540
Accounts payable and accrued liabilities	22,966	11,419
Net liability for commercial membership sale	1,676	—
Income taxes payable	7,110	2,882
Current maturities of long-term debt	171	—

Total current liabilities	192,133	119,841
Long-term debt, less current maturities	1,723	—
Deferred income taxes	5,315	—
Other long-term liabilities	4,066	3,422

Total liabilities	203,237	123,263
Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000
shares authorized; issued and outstanding:
27,602,443 shares at December 31, 2004
and 25,373,785 shares at December 31, 2003	28	25
Preferred stock, $0.001 par value; 20,000,000
shares authorized, no shares issued
and outstanding	—	—
Additional paid-in capital	157,666	103,854
Accumulated other comprehensive income (loss)	(234)	54
Retained earnings	193,552	137,779
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)

Total stockholders’ equity	330,622	221,322

Total liabilities and stockholders’ equity	$533,859	$344,585

MOLINA HEALTHCARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended December 31,
	2004	2003
Operating activities:
Net income	$55,773	$42,517
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	8,869	6,333
Amortization of capitalized
credit facility fees	628	525
Deferred income taxes	2,175	(101)
Tax benefit from exercise of employee
stock options recorded as additional
paid-in capital	3,854	222
Stock-based compensation	179	1,236
Changes in operating assets and liabilities,
net of assets acquired and liabilities
assumed in purchase transactions:
Receivables	(3,641)	(24,098)
Prepaid and other current assets	(2,049)	1,057
Medical claims and benefits payable	23,121	14,729
Deferred revenue	(687)	—
Accounts payable and accrued liabilities	5,196	(655)
Income taxes payable (receivable)	(2,369)	3,786

Net cash provided by operating activities	91,049	45,551

Investing activities:
Purchases of equipment	(10,765)	(8,352)
Purchases of investments	(440,208)	(196,762)
Sales and maturities of investments	450,039	98,027
Increase in restricted cash	(1,062)	—
Other long-term liabilities	644	1,137
Advances to related parties and other assets	3,099	(3,727)
Cash paid in purchase transactions,
net of cash acquired and received
in divestiture transactions	(51,766)	(8,934)

Net cash used in investing activities	(50,019)	(118,611)
Financing activities:
Issuance of common stock	47,282	119,583
Payment of credit facility fees	—	(1,887)
Borrowing under credit facility	—	8,500
Repayments of debt acquired in acquisition	(5,819)	—
Repayments of amounts borrowed
under credit facility	—	(8,500)
Issuance (repayment) of mortgage note	1,302	(3,350)
Principal payments on capital
lease obligations	(74)	—
Purchase and retirement of common stock	—	(19,610)
Proceeds from exercise of stock options
and employee stock purchases	2,500	1,264
Purchase of treasury stock	—	(20,390)

Net cash provided by financing activities	45,191	75,610

Net increase in cash and cash equivalents	86,221	2,550
Cash and cash equivalents
at beginning of period	141,850	139,300

Cash and cash equivalents at end of period	$228,071	$141,850

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the years ending December 31, 2004 and 2003:

	Year Ended December 31,
	2004	2003
Balances at beginning of period	$105,540	$90,811

Components of medical care costs related to:
Current year	990,007	672,881
Prior years	(5,321)	(14,960)

Total medical care costs	984,686	657,921
Payments for medical care costs related to:
Current year	839,663	572,845
Prior years	90,353	70,347

Total paid	930,016	643,192

Balances at end of period	$160,210	$105,540

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